                          ADVANCED GLASSFIBER YARNS LLC              Exhibit 12
                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

                                                          Consolidated Company                              Predecessor Business
                                       -----------------------------------------------------------| --------------------------------
                                                       Years                        Three Months  |   Nine Months         Year
                                                       Ended                           Ended      |       Ended           Ended
                                                     December 31,                   December 31,  |   September 30,     December 31,
                                       ----------------------------------------  -----------------| ---------------- ---------------
                                                                                                  |
                                          2001           2000            1999           1998      |       1998           1997
                                          ----           ----            ----           ----      |       ----           ----
Earnings:                                                                                         |
    Pretax income (loss) (1)         $     (7,694)  $      12,186   $      5,796   $      4,275   |   $     59,235   $     82,866
Add:                                                                                              |
    Fixed charges                          34,056          36,400         37,790          9,354   |            898          1,076
    Capitalized interest                                                                          |
                                       -----------    ------------    -----------    -----------  |     -----------    -----------
                                     $     26,362   $      48,586   $     43,586   $     13,629   |   $     60,133   $     83,942
                                       ===========    ============    ===========    ===========  |     ===========    ===========
                                                                                                  |
Fixed Charges:                                                                                    |
    Interest expense (2)             $     33,243   $      35,449   $     36,824   $      9,113   |   $          -   $          -
    Capitalized interest                                                                          |
    Portion of rents representative                                                               |
       of interest factor (3)                 813             951            966            241   |            898          1,076
                                       -----------    ------------    -----------    -----------  |     -----------    -----------
                                     $     34,056   $      36,400   $     37,790   $      9,354   |   $        898   $      1,076
                                       -----------    ------------    -----------    -----------  |     -----------    -----------
                                                                                                  |
Ratio of earning to fixed charges             0.8 x           1.3 x          1.2 x          1.5 x |           67.0 x         78.0 x


(1) Income before taxes, and extraordinary loss.

(2) Includes amortization of debt issuance costs and original issue discount and excluded capitalized interest.

(3) Calculated by taking one-third of the amount for sub-lease of manufacturing equipment paid to Owens Corning and manufacturing facility rental expense paid to Porcher Industries. These amounts are included in Note 9 to the financial statements "Transactions with Related Parties - Lease Transactions."